EXHIBIT 5.6

June 13, 2014

DaVita Healthcare Partners Inc.

2000 16th Street

Denver, CO 80202

Re:	Registration Statement on Form S-3 (Registration No. 333-196630)

Ladies and Gentlemen:

We have served as Maryland counsel to Carroll County Dialysis Facility, Inc., DVA Healthcare of Maryland, Inc. and Mason-Dixon Dialysis Facilities, Inc. (together, the “Maryland Subsidiaries”), each a Maryland corporation, in connection with certain matters of Maryland law arising out of (i) the registration of $1,750,000,000 in aggregate principal amount of 5.125% Senior Notes due 2024 (the “Notes”) to be issued under an indenture, dated as of June 13, 2014 (the “Indenture”), among DaVita Healthcare Partners Inc., a Delaware corporation (“DaVita”), the subsidiary guarantors named therein, including the Maryland Subsidiaries (together, the “Guarantors”), and Bank of New York Mellon Trust Company, N.A. (the “Trustee”) and (ii) the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”). The Notes and the Guarantees are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by DaVita with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Maryland Subsidiaries, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated June 10, 2014, as supplemented by a Prospectus Supplement, dated June 10, 2014, filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations promulgated under the 1933 Act;

3. The charters of each of the Maryland Subsidiaries, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of each of the Maryland Subsidiaries, certified as of the date hereof by an officer of each such Maryland Subsidiary;

DaVita Healthcare Partners Inc.

June 13, 2014

5. Certificates of the SDAT as to the good standing of each of the Maryland subsidiaries, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of each of the Maryland Subsidiaries, or by a duly authorized committee thereof, relating to, among other matters, (a) the sale and issuance of the Notes, (b) the Guarantees and (c) the authorization of the execution, delivery and performance by each of the Maryland Subsidiaries of the Indenture, certified as of the date hereof by an officer of such Maryland Subsidiary;

7. The Indenture;

8. The form of Guarantee contained in the Indenture;

9. Certificates executed by officers of each of the Maryland Subsidiaries, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Maryland Subsidiaries) is duly authorized to do so.

3. Each of the parties (other than the Maryland Subsidiaries) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,

DaVita Healthcare Partners Inc.

June 13, 2014

statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. Each of the Maryland Subsidiaries is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. Each Maryland Subsidiary has the corporate power to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3. The execution, delivery and performance of the Indenture and the Guarantees have been duly authorized by all necessary corporate action of each of the Maryland Subsidiaries.

4. The Indenture has been duly authorized and executed by each of the Maryland Subsidiaries and the Guarantee executed by such Maryland Subsidiary has been duly authorized and executed by such Maryland Subsidiary.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture and the Guarantees are governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

DaVita Healthcare Partners Inc.

June 13, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to DaVita’s Current Report on Form 8-K relating to the Notes and the Guarantees (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP